EXHIBIT 99

FOR IMMEDIATE RELEASE

FLIGHT SAFETY TECHNOLOGIES, INC. TERMINATES RELATIONSHIP
WITH EPOCH FINANCIAL GROUP, INC.

MYSTIC, CT (April 26, 2005) - Flight Safety Technologies, Inc. (AMEX:FLT) announced that it has terminated its investor relations agreement with Epoch Financial Group, Inc. In November of 2004, the company entered into an agreement with the Atlanta-based Epoch Financial Group, Inc. to develop an investor relations program. The company has decided to terminate this agreement, effective as of April 30, 2005.

Presently, all investor relations will be handled by the company, and inquiries may be directed to Ms. Megan Lassard at (860) 245-0191, or by email to samkovnat@aol.com.

In an unrelated matter, the Chairman and CEO of Flight Safety Technologies, Inc., Samuel A. Kovnat, was recently interviewed by the Wall Street Reporter. The interview can be temporarily accessed via the Internet at http://www.wallstreetreporter.com and requires audio capabilities.

More extensive information on the company can be found on its website at www.flysafetech.com and in its current SEC filings.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATESTM wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

Megan Lassard

Flight Safety Technologies, Inc.

(860) 245-0191